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                                                                   Exhibit 10.16


                   STATIA SALARIED EMPLOYEE SEVERANCE PAY PLAN
                     (As Adopted Effective August 29, 2001)

1.       PURPOSE AND SCOPE

         The Statia Salaried Employee Severance Pay Plan (the "Plan") was adopted by Statia Terminals Group N.V. (the "Company") effective August 29, 2001, for the purpose of promoting the interests of the Company, its Participating Subsidiaries, and Company's shareholders, by attracting and retaining Salaried Employees of the Company through assurances of continued compensation and benefits when their employment is terminated due to certain circumstances beyond their control within two years following a Change in Control (each preceding term having initial capitalization shall have the meaning set forth hereinafter). The Plan as set forth below describes which employees are eligible, the computation and amount of benefits that will be paid under the Plan, the manner and time of payment, and Plan procedures and administration. THIS PLAN IS IN LIEU OF, SUPERSEDES AND CANCELS ALL PRIOR PRACTICE, GUIDELINES, PLANS AND STANDARDS REGARDING THE PAYMENT BY THE COMPANY OR ANY PARTICIPATING SUBSIDIARY OF ANY TERMINATION BENEFITS, TERMINATION PAY, OR SEVERANCE PAY UPON TERMINATION OF EMPLOYMENT AND IS THE EXCLUSIVE MEANS BY WHICH SALARIED EMPLOYEES MAY BE ENTITLED TO RECEIVE SUCH BENEFITS (OTHER THAN UNDER SUCH OTHER PROGRAM AS MAY BE ADOPTED BY THE COMPANY ON OR AFTER AUGUST 29, 2001, OR AS OTHERWISE PROVIDED HEREIN).

2.       DEFINITION OF IMPORTANT TERMS USED IN THIS PLAN

         (a) "Change in Control" shall mean the occurrence at any time of any of the following events with respect to the Company:

                  (i) Castle Harlan Partners II L.P. and its subsidiaries and their partners ("CHP") cease to own or control at least fifty percent (50%) of the aggregate number of the Company's outstanding class A common shares and class B subordinated shares owned or controlled, directly or indirectly, by such Persons as of August 29, 2001; PROVIDED HOWEVER, that the foregoing to the contrary notwithstanding, in no event shall any Change in Control be deemed to occur, for purposes of this Plan, as the direct or indirect result of (1) a public distribution of any such Company shares owned by CHP (including any distribution of such shares to the partners of Castle Harlan Partners II L.P.), or (2) a sale or other distribution to any Competing Entity, in one or more transactions, by CHP of not more than seven percent (7%) of the aggregate number of the Company's outstanding class A common shares and class B subordinated shares (PROVIDED HOWEVER, that a sale or distribution of more than seven percent (7%) of such shares to a Competing Entity will be deemed to be a Change in Control); or

                  (ii) The liquidation or dissolution of the Company or the sale or other disposition in one of a series of related transactions of all or substantially all of the assets or business of the Company or a Material Participating Subsidiary.

         (b) "Committee" means the Compensation Committee of the Board of Directors of Company.

         (c) "Company" means Statia Terminals Group N.V., a Netherlands Antilles corporation.


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         (d) "Competing Entity" shall mean any person, corporation, partnership, trust, foundation, or other entity which presently or hereafter during the term hereof is materially engaged in the business of the Company or its subsidiaries; PROVIDED, HOWEVER, that "Competing Entity" shall not include Petroterminal de Panama S.A.

         (e) "Material Participating Subsidiary" means Statia Terminals N.V.; Statia Laboratory Services N.V.; or Statia Terminals Canada, Incorporated.

         (f) "Participating Subsidiaries" means each subsidiary of Company which is a member of such Company's "controlled Company of corporations", as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended.

         (g) "Personal Account" means any account maintained by the Company or a Participating Subsidiary for the individual record-keeping of credits and debits of expenses incurred by, and advances and reimbursements made to, a Salaried Employee for business-related expenses incurred in the course of employment on behalf of the Company or such Participating Subsidiary.

         (h) "Plan Administrator" means the Committee, or any subcommittee or individual to whom the Committee has delegated the authority to serve as such under its supervision and direction. In this regard, the Committee has appointed as Plan Administrator, James F. Brenner, Vice President - Finance of Statia Terminals, Inc., his successor, or any other person designated as having such position by the Committee.

         (i) "Salary" means a Salaried Employee's regular gross rate of base salary, determined as a weekly amount, in effect as of the date immediately prior to the effective date of the Salaried Employee's termination of employment with the Company or a Participating Subsidiary, as applicable, excluding overtime pay, bonuses, incentive pay, and any other special forms of allowances or compensation paid or payable to such Salaried Employee.

         (j) "Salaried Employee" means an employee of the Company or a Participating Subsidiary immediately prior to a Change in Control who satisfies all of the following conditions: (i) such employee's duties are primarily managerial, administrative or professional in nature, whether exempt from overtime pay or not; (ii) such employee's duties are not subject to seasonal or other temporary or periodic breaks in service; (iii) such employee's normal form of compensation is a fixed base amount per pay period of one (1) week or more, including for periods not worked such as vacation or holidays; (iv) permanent and comprehensive personnel records are maintained for such employee; (v) the employee's terms and conditions of employment are not governed by the terms of a collective bargaining agreement; (vi) the payment of wages for such employee is administered by and from that payroll unit or system within the Company or a Participating Subsidiary customarily referred to as the "salaried payroll";
(vii) he or she has been such an employee for at least thirty (30) days; and
(viii) such employee does not have a written agreement with the Company or a Participating Subsidiary which provides for continuation of employment, severance or specified damages in the event of termination of employment following a Change in Control.

         (k) "Service" means a Salaried Employee's period of employment by the Company, or by a Participating Subsidiary, as may be adjusted for approved leaves of absence, including employment by any prior or predecessor company as to which service credit has been granted pursuant to the policy of the Company or a Participating Subsidiary.




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         (l) "Severance" means any permanent termination of employment of a
Salaried Employee within a two (2) year period following a Change in Control, except that Severance specifically does not include the following:

                  (i) Retirement, both normal and early, elected by a Salaried Employee prior to a termination of employment otherwise qualifying as Severance or prior to being given notice of impending termination of employment otherwise qualifying as Severance, or pursuant to an election under any special program of retirement incentive offered by the Company or a Participating Subsidiary prior to any notice of impending termination of employment otherwise qualifying as Severance;

                  (ii) Approved leaves of absence made at the request of the employee given the leave;

                  (iii) Termination for willful and material actions causing direct and substantial damage to the Company or a Participating Subsidiary;

                  (iv) Voluntary resignation; except that this clause (iv) shall not apply in the case of resignation by a Salaried Employee following reassignment to a job which is not comparable in terms of compensation and benefits to the job such employee held immediately prior to a Change in Control, or following reassignment to a work location which is more than 100 miles in distance from the work location to which such employee was assigned immediately prior to a Change in Control;

                  (v) Termination of employment from the Company or any Participating Subsidiary as a result of a sale or other disposition by the Company or such Participating Subsidiary of a division or permanently established operating facility of any such entity, or of all or substantially all of the assets of such entity, division or facility, where employment is offered an employee so terminated by the purchaser or transferee of any such division, facility or assets; EXCEPT THAT this clause (v) shall not apply in the case of resignation by a Salaried Employee following employment or offer of employment in a job which is not comparable in terms of compensation and benefits to the job such employee held immediately prior to a Change in Control, or following reassignment to a work location which is more than 100 miles in distance from the work location to which such employee was assigned immediately prior to a Change in Control; or

                  (vi) Termination of employment due to death or to disability which qualifies for benefits either under the Company's or a Participating Subsidiary's long term disability plan, or a similar plan of benefits for long-term disability sponsored or participated in by the Company or any Participating Subsidiary, or pursuant to worker's compensation or similar worker's protection law for employment-related accident or injury.

3.       ELIGIBILITY

         Any Salaried Employee who is normally scheduled to work, and is working, at least twenty (20) hours per week on the date of termination of employment with the Company or a Participating Subsidiary, and who is terminated from employment under circumstances which qualify as Severance, shall be eligible to receive Severance Pay, under the circumstances provided below. This Plan shall not in any way apply:




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         (a) To any Salaried Employee having a written agreement with the
Company or any Participating Subsidiary which provides a severance payment to such Salaried Employee, except to the extent this Plan provides Severance Pay or benefits pursuant to Section 8 hereof which are greater or more favorable than the severance payments or benefits under such agreement; or

         (b) Where any applicable law requires that the Company or a Participating Subsidiary pay a severance benefit greater than, or different in kind than, the Severance Pay under this Plan; provided however, that the Plan Administrator may make a determination to pay or provide some benefit pursuant to this Plan in order to prevent a Salaried Employee from being treated in an inequitable manner.

4.       AMOUNT OF SEVERANCE PAY PAYABLE

         A Salaried Employee who immediately prior to the Change in Control was classified by the Company or a Participating Subsidiary for salary administration purposes in salary grades 1 through 22 (and who has not subsequently been promoted into a grade 23 or better), and whose termination of employment qualifies as Severance, shall upon termination receive a cash severance payment ("Severance Pay") equal in value to the sum of the Salaried Employee's Salary multiplied by the number of weeks of severance pay ("Weeks of Severance Pay") that corresponds to the Salaried Employee's severance points ("Severance Points"), in accordance with the following schedule:

                                                                 Weeks of
             Severance Points                                  Severance Pay
             ----------------                                  -------------

                0 - 99.99                                        13 weeks
               100 - 199.99                                      26 weeks
               200 - 299.99                                      39 weeks
              300 and above                                      52 weeks


For these purposes, a Salaried Employee's Severance Points are calculated by multiplying the Salaried Employee's salary grade by his or her years of Service (with partial years of Service determined to the nearest one tenth of a year by dividing the Salaried Employee's days of Service during such partial year by
365).

5.       OFFSET TO SEVERANCE PAY; EFFECT OF PAYMENT OF SEVERANCE PAY

         Severance Pay payable to a terminated Salaried Employee shall be subject to offset by any negative balance in the terminated employee's Personal Account, if any, which, as determined by the responsible manager or supervisor of such Salaried Employee, will not be eliminated by credits for expense reports or other credits not yet included in such balance.

         Regardless of the time, manner or amount of any Severance Pay paid under this Plan, no Severance Pay shall be counted or credited as salary, compensation, or for any other purpose under any other plan or program of the Company or Participating Subsidiary, or in the calculation of bonuses, commissions, or any other form of compensation, whether current or deferred.




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6.       PAYMENT OF BENEFITS

         (a) Payment of Severance Pay shall be made by separate check in one lump sum within five (5) business days of the date of the employee's termination; PROVIDED, HOWEVER, that, notwithstanding any other provisions of the Plan to the contrary, as a condition precedent to entitlement to Severance Pay, a Salaried Employee must execute a separation agreement and release of all claims, causes of action, or the like that the Salaried Employee has or may have in the future against the Company or any Participating Subsidiary and their respective affiliates, successors, directors, officers, employees and agents or anyone else connected with the Company and/or any Participating Subsidiary, substantially in the form of SCHEDULE A attached hereto (the "Separation Agreement and Release"), and the Separation Agreement and Release shall have become effective.

         (b) Payment of Severance Pay shall be net of any appropriate and applicable taxes or other required or employee-authorized deductions.

         (c) Notwithstanding any other provision of the Plan to the contrary, no cash Severance Pay awarded pursuant to the Plan shall exceed, in the aggregate, the amount equal to twice a Salaried Employee's "annual compensation." "Annual compensation" for this purpose means the total of all compensation, including wages, salary, and any other benefit of monetary value, whether paid in the form of cash or otherwise, which was paid as consideration for the Salaried Employee's service during the year immediately preceding termination of the Salaried Employee's employment with the Company or a Participating Subsidiary, or which would have been so paid at the Salaried Employee's usual rate of compensation if the Salaried Employee had worked a full year.

         (d) Notwithstanding any other provision of the Plan to the contrary, if a Salaried Employee terminates employment with the Company or a Participating Subsidiary, receives Severance Pay under Section 6(a) of the Plan as a result of such termination, and is later re-employed by the Company or a Participating Subsidiary, then such Salaried Employee shall owe the Company or a Participating Subsidiary, as applicable, a portion of the cash Severance Pay theretofore paid to such Salaried Employee prior to commencement of such re-employment, determined as follows: Seventy-five percent (75%) of the product of such prior cash Severance Pay payment multiplied by a fraction, the numerator of which is the difference between the Salaried Employee's Weeks of Severance Pay and the number of full calendar weeks elapsing between the date of his or her Severance and the date of his or her re-employment by the Company or a Participating Subsidiary, and the denominator of which is such Salaried Employee's Weeks of Severance Pay.

7.       SOURCE OF BENEFIT PAYMENTS

         All payments of benefits under this Plan shall be made from the general assets of the Company or, as applicable, the Participating Subsidiary employing the Salaried Employee receiving such benefits. No specific assets nor any specific amounts of assets have been designated or set aside in any manner, whether in trust or otherwise, for the payment of such benefits. No employee or former employee shall have any right to or interest in any particular assets of the Company or any Participating Subsidiary upon termination of employment. Neither the Committee, the respective members of the Committee, nor the Plan Administrator shall in any manner or in any circumstances be personally liable either in whole or in part for the payment of any benefits under this Plan.




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8.       CONTINUATION OF WELFARE BENEFITS

         A Salaried Employee who is entitled to Severance Pay shall also be entitled to continued eligibility for medical/dental insurance (to the same extent as such insurance has been elected by the Salaried Employee prior to termination), life insurance, supplemental life insurance (if such insurance has been elected by the employee prior to termination) and long term disability insurance (in each case, if and to the extent any such benefits are provided by the Company or a Participating Subsidiary to similarly situated active employees) at active employee contribution rates for a period in duration equal to the Salaried Employee's Weeks of Severance Pay following his or her Severance, as if the Salaried Employee was an active employee of the Company or a Participating Subsidiary throughout such period (the "Benefit Extension Period"); PROVIDED, HOWEVER, that if any such benefit is not available to the terminated employee under applicable law or the terms of any applicable plan, program or arrangement because such terminated employee is not an employee, or otherwise, then the Company or a Participating Subsidiary will make other arrangements to provide an economic equivalent of such benefits (E.G., a lump-sum cash payment equal to the value of such benefits). Any period of "continuation coverage," within the meaning of Section 601, ET SEQ., of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"), to which a Participant may be entitled under the Company's or a Participating Subsidiary's "group health plan," within the meaning of COBRA, shall commence at the earlier of (a) the conclusion of the Benefit Extension Period, or (b) the occurrence of any event that causes the Salaried Employee, or the spouse or a dependent child of the Salaried Employee to lose coverage (I.E., to cease to be covered under the same terms and conditions as in effect immediately before the Salaried Employee's Severance) under such group health plan.

9.       ADMINISTRATION OF THE PLAN

         (a) The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have all powers necessary and/or appropriate to administer and carry out the provisions of the Plan. The Plan Administrator may delegate any of the Plan Administrator's administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval, and payment of Severance Pay, to any Company official. All determinations, decisions, interpretations and actions by the Committee or the Plan Administrator with respect to the Plan shall be final, binding and conclusive on any employee or former employee of the Company or any Participating Subsidiary or any successor in interest of either and as to all other persons.

         (b) The Plan Administrator shall determine the rights of any employee or former employee of the Company or any Participating Subsidiary to any Severance Pay hereunder. The Plan Administrator has the sole and absolute power, authority and discretion to interpret the Plan, determine all questions arising in the administration, interpretation and application of the Plan, including the powers to apply the provisions of the Plan to particular circumstances, make all factual and legal determinations, interpret and construe uncertain or disputed terms of the Plan and decide all questions relating to an individual's eligibility to participate in the Plan and/or eligibility for Severance Pay or other benefits and the amounts and timing of any payment or provision thereof (including, without limitation, determining whether any Severance of a Salaried Employee has occurred), in each case, in such manner and to such extent as the Plan Administrator in its sole discretion may determine. The Plan Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan in such manner and to such extent as the Plan Administrator shall deem necessary or appropriate to carry out the purposes of the Plan.




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

         (c) (i) Any employee or former employee of the Company or a Participating Subsidiary, as applicable, who believes that he or she is entitled to receive Severance Pay, including Severance Pay other than that initially determined by the Plan Administrator, may file a claim in writing with the Plan Administrator. Within a reasonable period of time, but no later than ninety (90) days after the receipt of the claim, the Plan Administrator shall either allow or deny the claim in writing, unless special circumstances require an extension of time for processing the claim. The Plan Administrator must notify the claimant in writing indicating the special circumstances requiring an extension of time and the date by which the Plan expects to render the decision. Such extension may not exceed ninety (90) days from the end of the initial 90-day period.

                  (ii) A denial of a claim, in whole or in part, shall be written in a manner calculated to be understood by the claimant and shall include:

                           (1)      the specific reason or reasons for the
                                    denial;

                           (2) specific reference to pertinent Plan provisions on which the denial is based;

                           (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

                           (4)      a description of the Plan's review
                                    procedures and the applicable time limits of such procedures, including a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following the denial of a decision on review.

                  (iii) A claimant whose claim is denied (or his or her duly authorized representative) may within sixty (60) days after receipt of the denial of his or her claim:

                           (1) request a review upon written application to the Plan Administrator or its designee;

                           (2) submit written comments, documents, records, and other information relating to the claim;

                           (3) be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and

                           (4) have a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

                  (iv) The Plan Administrator, or its designee, shall notify the claimant of the Plan Administrator's or its designee's decision on review within a reasonable period of time, but no later than sixty (60) days, after receipt of a request for review unless special circumstances




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

         require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The Plan Administrator must notify the claimant in writing indicating the special circumstances requiring the extension of time and the date by which the Plan expects to render the decision on review of the extension. Notice of the decision on review shall be in writing and shall set forth, in a manner calculated to be understood by the claimant:

                           (1)      the specific reason or reasons for the
                                    denial;

                           (2) reference to specific Plan provisions on which the denial is based;

                           (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim for benefits; and

                           (4) a statement of the claimant's right to bring an action under section 502(a) of ERISA.

         The Plan Administrator's decision on review shall be final and binding on any claimant or any successor in interest.

10.      AMENDING THE PLAN

         The Company may, by adoption of a resolution of its Board of Directors, amend or terminate the Plan; provided that in no event shall the Plan be amended or terminated during the two year period following a Change in Control in a manner which would reduce Severance Pay, the Benefit Extension Period, or other benefits under this Plan to any covered Salaried Employee.

11.      SUCCESSORS

         The Plan shall be binding upon any successor of the Company or a Participating Subsidiary, whether by merger, consolidation or sale of all or substantially all of the Company's or such Participating Subsidiary's assets, or otherwise.

12.      OTHER PROVISIONS

         Nothing contained in the Plan or done pursuant to the Plan shall be construed as a contract of employment between the Company or any Participating Subsidiary and any employee, or as creating a right on the part of any employee to be continued in the employment of the Company or any Participating Subsidiary, or as a limitation of the right of the Company or any Participating Subsidiary to discharge any employee with or without cause, or with or without notice.

         Neither the Committee, the respective members of the Committee, nor the Plan Administrator shall be liable for any act or omission in the administration of the Plan, except as otherwise provided by law.




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13.      CHOICE OF LAW

         The Plan shall be construed and governed under the laws of the State of Florida, except to the extent that Federal law is applicable.






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                                                                      SCHEDULE A

                              [EMPLOYER LETTERHEAD]
                                                           ------------- --, ---


                        SEPARATION AGREEMENT AND RELEASE

Dear ______________:

         This letter (hereinafter, this "Letter Agreement") will confirm the terms related to your termination of employment with [INSERT NAME OF APPLICABLE EMPLOYER] (the "Company").

1. Effective as of _________ __, ____ (your "Termination Date"), your employment with the Company will terminate. Your Termination Date shall constitute the effective date of your "Severance," for purposes of the Statia Salaried Employee Severance Pay Plan (the "Severance Plan").

2. Following your Termination Date, you will receive severance benefits pursuant to the terms of the Severance Plan (your "Severance Pay"), PROVIDED that you have signed this letter, and the other terms and conditions of the Severance Plan have been satisfied.

3. You acknowledge that the amount of your Severance Pay is more than you would ordinarily be entitled to receive as severance benefits if you were not a participant in the Severance Plan.

4. It is also understood that, in exchange for your Severance Pay, you release and waive all claims, causes of action or the like that you, your heirs, executors, administrators, and assigns have or may have in the future against Statia Terminals Group N.V and its subsidiaries, or any of their respective successors, affiliates, directors, officers, employees and agents, or anyone else connected with any of the foregoing, with respect to all matters of your employment and/or separation from employment with the Company, including, but not limited to, all claims related to severance, notice of termination, the payment of salary and all allegations, claims, and violations arising under the following, in each case as amended: the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable); any applicable Executive Order Programs; the Fair Labor Standards Act of 1938; and their state or local counterparts, including without limitation __________________(1) or any other Federal, state or local statute or ordinance, or under any public policy, contract or tort, under common law; for wrongful discharge; or arising under any practices or procedures of the Company; or any claim for breach of contract, infliction of emotional distress, defamation, or any claim for costs, fees or other expenses, including attorneys fees, incurred in these matters. This release and waiver does not waive or release any rights or claims that you may have which arise after the date you execute this Letter Agreement.


--------
(1) Reference applicable state or local laws depending upon where Participant works.

5. Because the information in this Letter Agreement is confidential, it is agreed that you will not disclose the terms of this Letter Agreement to anyone, except that you may disclose the terms of this Letter Agreement to your spouse, your attorney, your accountant and to the extent required by a valid court order or by law.

6. It is mutually agreed that this Letter Agreement sets forth the entire understanding between you and the Company relating to the subject matter of this Letter Agreement and that no employee or other agent of the Company has made any oral or written promises to you that are not fully and accurately set forth in this Letter Agreement.

7. You will have seven (7) days following the execution of this Letter Agreement to revoke this Letter Agreement, and this Letter Agreement shall not become effective or enforceable until such revocation period has expired. No Severance Pay will be paid or provided until after such seven (7) day revocation period has expired and this Letter Agreement has become effective. If this Letter Agreement is revoked by you then you shall forfeit all of your Severance Pay, and the Company shall not be required to provide any such payments, benefits or other consideration.

8. You know and understand the contents of this Letter Agreement and its binding effect, and have been afforded the opportunity to review its terms with an attorney prior to execution. You voluntarily and knowingly agree to the terms of this Letter Agreement, which shall be interpreted under the laws of the State of ___________.(2)

9. You acknowledge that you have been advised that you have at least twenty-one (21) days to consider this Letter Agreement.(3) In the event that you execute this Letter Agreement prior to the expiration of the 21-day period, you hereby waive the balance of said period. If the terms of this Letter Agreement are acceptable to you, please sign the enclosed copy of this Letter Agreement and return to the undersigned.

         If the terms of this Letter Agreement are acceptable to you, please sign the enclosed copy of this Letter Agreement and return to the undersigned.

                                       [INSERT NAME OF APPLICABLE EMPLOYER]


                                       By:
                                           -------------------------------------
                                           Name:
                                           Title:


Agreed and accepted        on this
___ day of _________ ___ by



------------------------.


                         (L.S)
------------------------

---------------
(2)      Reference applicable state in which Salaried Employee works.

(3) Forty-five day period may instead be required if termination applies to several individuals; counsel should be consulted in such situations.




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